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               [Luse Lehman Gorman Pomerenk & Schick letterhead]


                                                                       Exhibit 5


                                                                  (202) 274-2000


January 15, 2001

The Board of Directors
Chesterfield Financial Corp.
10801 South Western Avenue
Chicago, Illinois 60643

               Re:    Chesterfield Financial Corp.
                      Common Stock Par Value $.01 Per Share
                      -------------------------------------

Ladies and Gentlemen:

        You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Chesterfield Financial Corp. (the "Company") Common Stock, par value $.01 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

        We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

        This Opinion has been prepared solely for the use of the Company in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."

                                    Very truly yours,





                                    /s/ LUSE LEHMAN GORMAN POMERENK & SCHICK
                                    ----------------------------------------
                                    LUSE LEHMAN GORMAN POMERENK & SCHICK
                                    A PROFESSIONAL CORPORATION